Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated August 21, 2025 with respect to the audited financial statements of GSR IV Acquisition Corp. (the “Company) as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and for the period from May 10, 2023 (inception) through December 31, 2023, appearing in the Registration Statement on Form S-1, File No. 333-289061.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 3, 2025